Exhibit 99.1

Regenerative Medical Technologies Group Increases Q1 2025 Sales By 67% Over Q1 2024. Achieves Operating Profit for the Quarter of $134,000

LAS VEGAS, NV, May 21, 2025 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Regenerative Medical Technologies Group, Inc. (the “Company” or “RMTG”), a regenerative medicine company is pleased to announce that sales for its first quarter of 2025 surpassed $1.35M, a 67% increase over sales for the same quarter in 2024. The Company also achieved operational profits of $134,000 for the quarter.

As sales continue to increase and the overall industry continues to gain momentum, the Company has introduced a new revenue stream. The Company has commenced selling Turnkey exclusive memberships, where new members pay a fee upfront in exchange for turnkey assistance in setting up a regenerative medical clinic in their area along with continuous training and support. The members are bound to purchase all supplies exclusively from RMTG. RMTG expects to onboard one new member per quarter for now and expects to increase this rate of onboarding significantly as of next year.

“We are extremely pleased with this quarter’s performance and continuing our significant trend of positive operating income. We expect to see continued revenue growth in our four lines of business and sustained increases in operating income,” said David Christensen CEO/President of the Company.

The Company expects to issue official guidance on revenues for the remainder of this year and for the next 2 years in a subsequent press release in the near future.

This press release should be read in conjunction with all of the company’s filings on www.sec.gov

About Regenerative Medical Technologies Group, Inc.

Regenerative Medical Technologies Group, Inc. is a regenerative medicine company offering diverse products and services through its wholly owned subsidiary Global Stem Cells Group. The Company currently has a network of 26 clinics in 21 countries that carry its banner and has its own clinic in Cancun. The Company distributes stem cells and other regenerative based cell lines and equipment internationally and also specializes in education and training physicians in the area of regenerative medicine.

For more information on Global Stem Cells Group please visit: www.stemcellsgroup.com

Forward Looking Statements

Some information in this document constitutes forward-looking statements or statements which may be deemed or construed to be forward-looking statements, such as the closing of the share exchange agreement. The words “plan”, “forecast”, “anticipates”, “estimate”, “project”, “intend”, “expect”, “should”, “believe”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in the Company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Regenerative Medical Technologies Group, Inc., herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Regenerative Medical Technologies Group, Inc. disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.

For further information, please contact: investor.relations@regenmedtechgroup.com